Exhibit 99.1

Press Release

For Further Information Contact:

Ashley Flower

(717) 975-5718

aflower@riteaid.com

FOR IMMEDIATE RELEASE

RITE AID ANNOUNCES SENIOR MANAGEMENT CHANGES IN CATEGORY MANAGEMENT

Bill Renz Named Senior Vice President of Category Management

Industry Veterans Tony Montini and Bill Bergin to Retire

CAMP HILL, Pa. (Nov. 17, 2017) — Rite Aid Corporation (NYSE: RAD) today announced the following senior management changes, effective immediately:

Bill Renz, Rite Aid’s current group vice president of consumables and photo, has been named senior vice president of category management. Renz joined Rite Aid in 1998 as director of general merchandise and photo. He was promoted to vice president of general merchandise in 2000 and named to his current role in 2014. Before joining Rite Aid, Bill held various category management positions at Gray Drug-Fair, Sherwin Williams, Circuit City and Office Max. He will report to Bryan Everett, chief operating officer of Rite Aid stores.

“Bill has worked in nearly every category of the retail drugstore industry and has a tremendous ability to identify front-end items and product assortments that truly resonate with our valued customers,” said Everett. “Leveraging his extensive experience and deep knowledge of our business, we will continue to transform our front-end offering and deliver an outstanding Rite Aid experience.”

In addition, Ted Williams, Rite Aid’s current vice president of general merchandise and seasonal, has been named group vice president of consumables, general merchandise and seasonal. Bryan Shirtliff, who currently leads the company’s merchandising efforts, has been named group vice president of health and beauty. Nate Newcomer, Rite Aid’s current vice president of category management support and front-end analysis, has been named group vice president of category management administration, financial analysis and replenishment. Williams, Shirtliff and Newcomer will report to Renz.

“These changes position Rite Aid for the future and support our efforts to deliver an outstanding experience in our stores,” said Everett. “Ted, Bryan and Nate have played a key role in the success of our Company and we look forward to benefitting from their expertise and knowledge in their new roles as we work to continue meeting the health and wellness needs of our customers and patients.”

The Company also announced the retirement of Tony Montini, current executive vice president of merchandising and distribution, and Bill Bergin, current group vice president of health and beauty.

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Rite Aid Press Release/Category Management Announcement – Page 2

Montini has served in his current role since 2011, after returning to the company in 2010 as senior vice president of category management. He also served as senior vice president of category management from 2002 through 2003 and as vice president of purchasing from 1987 through 1989. Bergin joined Rite Aid in 1999 and was named to his current role in 2009.

Added Everett, “Tony has built a strong culture of speed, innovation and collaboration across his team that has driven positive results. Bill has also played a key role in the success of our Company, both through his strong leadership and successful merchandising innovations that make many of our key health and beauty categories much easier to shop. We appreciate Tony and Bill’s many outstanding contributions to Rite Aid over their nearly 30 years of combined service, and wish them well with their future plans.”

Rite Aid Corporation is one of the nation's leading drugstore chains with fiscal 2017 annual revenues of $32.8 billion. Information about Rite Aid, including corporate background and press releases, is available through the company's website at www.riteaid.com.

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